Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Analyst and Press Inquiries:	Investor Relations:
David Leggette , Principal	888.711.4272
610.995.2500	www.cbreclarion.com

CBRE CLARION GLOBAL REAL ESTATE INCOME APPOINTS NEW TRUSTEE

Philadelphia—December 20, 2018 – The Board of Trustees of the CBRE Clarion Global Real Estate Income Fund (NYSE: IGR) announced today that Leslie E. Greis has been appointed to the Board and will join as an independent Trustee effective January 1, 2019.

“Leslie brings us and our shareholders valued industry perspective and real estate investment experience,” commented Ritson Ferguson, Chairman of IGR’s Board. We welcome her to the Board and look forward to her future contributions.”

Ms. Greis is the founder and Managing Member of Perennial Capital Advisors, LLC, an independent private equity real estate investment management firm investing globally on behalf of institutional investors. She currently is a member of the Board of Directors and Executive Committee of Associated Industries of Massachusetts (AIM), the largest non-partisan employer association in Massachusetts. She also serves as a director of AIM Mutual, Inc., a workers’ compensation insurance company, and chairs their Investment Committee. In addition, she is a Trustee of the Museum of Science where she chairs their Investment Committee. Ms. Greis is a long-time member of the National Association of Corporate Directors and earned the organization’s “Governance Fellow” designation. She previously served a five-year gubernatorial appointment to the Asset Management Board of the Commonwealth of Massachusetts, which assists state agencies with the management of real estate assets. Ms. Greis holds an A.B. in Economics from Harvard University and has served twice on their Advisory Committee on Shareholder Responsibility.

About CBRE Clarion Securities:

CBRE Clarion Securities is a registered investment advisory firm specializing in the management of global real asset securities for institutional investors. Headquartered near Philadelphia, the firm has over 90 employees located in offices in the United States, United Kingdom, Hong Kong, Japan, and Australia. For more information about CBRE Clarion Securities, please visit cbreclarion.com.

CBRE Clarion Securities is the listed equity management arm of CBRE Global Investors. CBRE Global Investors is a global real asset investment management firm with $104.5 billion in assets under management* as of September 30, 2018. The firm sponsors investment programs across the risk/return spectrum for investors worldwide.

CBRE Global Investors is an independently operated affiliate of CBRE Group, Inc. (NYSE:CBRE). It harnesses the research, investment sourcing and other resources of the world’s largest commercial real estate services and investment firm (based on 2017 revenue) for the benefit of its investors. CBRE Group, Inc. has more than 80,000 employees (excluding affiliates) and serves real estate investors and occupiers through approximately 450 offices (excluding affiliates) worldwide. For more information about CBRE Global Investors, please visit www.cbreglobalinvestors.com.

*

Assets under management (AUM) refers to the fair market value of real asset-related investments with respect to which CBRE Global Investors provides, on a global basis, oversight, investment management services and other advice and which generally consist of investments in real assets; equity in funds and joint ventures; securities portfolios; operating companies and real asset-related loans. This AUM is intended principally to reflect the extent of CBRE Global Investors’ presence in the global real asset market, and its calculation of AUM may differ from the calculations of other asset managers.